The WhiteWave Foods Company Announces Special Meeting of Stockholders
To Consider the Conversion of Class B Shares into Class A Shares

Broomfield, Colo. (June 10, 2013) – The WhiteWave Foods Company (“WhiteWave”) (NYSE: WWAV) today announced that it has established a record date and a meeting date for a special meeting of its stockholders to consider and vote upon a proposal to approve the conversion of all outstanding shares of WhiteWave Class B common stock into shares of WhiteWave Class A common stock.

The special meeting will be held on Tuesday, September 24, 2013. WhiteWave stockholders of record at the close of business on Friday, August 16, 2013, will be entitled to notice of and to vote at the special meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on the proposal.

Currently each share of WhiteWave Class B common stock is entitled to 10 votes with respect to the election and removal of directors and one vote with respect to all other matters submitted to a vote of WhiteWave’s stockholders. If the proposal is approved, WhiteWave would have one class of common stock and all stockholders would have identical voting rights with respect to all matters submitted to a vote of stockholders.

This press release is not a solicitation. WhiteWave will make available to all stockholders of record important information about the special meeting and the matters to be considered at the special meeting. Stockholders are urged to review that information in its entirety when it becomes available.

About The WhiteWave Foods Company
The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded plant?based foods and beverages, coffee creamers and beverages, and premium dairy products throughout North America and Europe. The Company is focused on providing consumers with innovative, great?tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly produced products. The Company’s widely?recognized, leading brands distributed in North America include Silk® plant?based foods and beverages, International Delight® and LAND O LAKES® coffee creamers and beverages, and Horizon Organic® premium dairy products. Its popular European brands of plant?based foods and beverages include Alpro® and Provamel®.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license

CONTACT
Investor Relations:	Media:
The WhiteWave Foods Company Dave Oldani +1 (303) 635-4747	The WhiteWave Foods Company Molly Keveney +1 (303) 635?4529